                                                                   Exhibit 1 (c)


                      MUNIYIELD PENNSYLVANIA INSURED FUND



                                  AMENDMENT TO
                           CERTIFICATE OF DESIGNATION
                            DATED NOVEMBER 23, 1992,
                         AS AMENDED NOVEMBER 30, 1994,
                ESTABLISHING POWERS, QUALIFICATIONS, RIGHTS AND
               PREFERENCES OF THE AUCTION MARKET PREFERRED SHARES
                                   ("AMPS(R)")



     The undersigned hereby certifies that she is the Secretary of MuniYield Pennsylvania Insured Fund (the "Trust"), an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts, and that this Amendment to the Certificate of Designation dated November 23, 1992, as amended November 30, 1994 (the "Certificate"), has been adopted by the Board of trustees of the Trust in a manner provided in the Trust's Declaration of Trust.

VOTED:          WHEREAS the Board of Trustees of MuniYield Pennsylvania Insured
          Fund (the "Trust") is expressly empowered pursuant to Section 6.1 of the Trust's Declaration of Trust to authorize the issuance of preferred shares of the Trust in one or more series, with such preferences, powers, restrictions, limitations or qualifications as determined by the Board of Trustees and as set forth in the resolution or resolutions providing for the issuance of such preferred shares;

                WHEREAS, pursuant to the Certificate the Board of Trustees did thereby authorize the issuance of a series of 1,600 preferred shares, par value $0.05 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) designated Auction Market Preferred Shares;

                WHEREAS, the Board of Trustees has determined that it is in the best interests of the Trust to adopt an investment policy whereby under normal circumstances at least 80% of the Trust's assets will be invested in municipal obligations with remaining maturities of one year or more that are covered by insurance guaranteeing the timely payment of principal at maturity and interest;

                WHEREAS, the Board of Trustees has amended the Trust's Declaration of Trust to change the name of the Trust from "MuniYield Pennsylvania Fund" to "MuniYield Pennsylvania Insured Fund";

_________________________

(R) Registered trademark of Merrill Lynch & Co., Inc.

                WHEREAS, the Board of Trustees contemplates the issuance of an additional series of Auction Market Preferred Shares;

                NOW THEREFORE, the Board of Trustees does hereby amend the Certificate of Designation, having determined that such amendments do not adversely affect the rights of any Shareholder of the Trust with respect to which the amendments are applicable pursuant to Section 10.3(a) of the Declaration of Trust, as follows:

                1. The first paragraph under Designation is deleted in its entirety and replaced by the following:

                A series of 1600 shares of preferred shares, par value $.05 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated "Auction Market Preferred Shares, Series A" and shall consist of 800 shares initially authorized for issuance pursuant to the Certificate of Designation dated November 23, 1992 (which, at the time of such authorization, had a par value of $.10 per share, and a liquidation preference of $50,000 per share, plus an amount equal to accumulated but unpaid dividends whether or not earned or declared thereon) and an additional 800 shares caused by the division of each such initially issued share into two Auction Market Preferred Shares, Series A (sometimes referred to herein as "AMPS"); have an Applicable Rate and Dividend Payment Dates as set forth herein; and have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption as are set forth in this Certificate of Designation. The Action Market Preferred Shares, Series A shall constitute a separate series of preferred shares of the Trust, and each Auction Market Preferred Share, Series A shall be identical.

                2. The definition of "AMPS" in Section 1(a) is deleted in its entirety and replaced with the following:

                "AMPS" means the Auction Market Preferred Shares, Series A.

                3. The definition of "AMPS Basic Maintenance Amount" in Section 1(a) is deleted in its entirety and replaced with the following:

                "AMPS Basic Maintenance Amount," as of any Valuation Date, means the dollar amount equal to (i) the sum of (A) the product of the number of AMPS and Other AMPS Outstanding on such Valuation Date multiplied by the sum of (a) $25,000 and (b) any applicable redemption premium attributable to the designation of a Premium Call Period; (B) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each share of AMPS and Other AMPS Outstanding, in each case, to (but not including) the end of the current Dividend Period that follows such Valuation Date in the event the then current Dividend Period will end within 49 calendar days of such Valuation Date or through the 49th day after such Valuation Date in the event the then current Dividend Period will not end within 49 calendar days of such Valuation Date; (C) in the event the then current Dividend Period will end within 49 calendar days of such Valuation Date, the aggregate amount of cash dividends that would accumulate at the Maximum Applicable Rate applicable to a Dividend Period of 28 or fewer days on any AMPS and Other AMPS Outstanding from the end of such Dividend Period through the 49th day after such Valuation Date, multiplied by the larger of the Moody's Volatility Factor and the S&P Volatility Factor, determined from time to time by Moody's and S&P, respectively (except that if such Valuation Date occurs during a Non-Payment Period, the cash dividend for purposes of calculation would accumulate at the then current Non-Payment Period Rate); (D) the amount of anticipated expenses of the Trust for the 90 days subsequent to such Valuation Date (including any premiums payable with respect to a Policy); (E) the amount of the Trust's Maximum Potential Additional Dividend Liability as of such Valuation Date; and (F) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(E) (including, without limitation, and immediately upon determination, any amounts due and payable by the Trust pursuant to repurchase agreements and any amounts payable for Pennsylvania Municipal Bonds or Municipal Bonds purchased as of such Valuation Date) less (ii) either
          (A) the Discounted Value of any of the Trust's assets, or (B) the face value of any of the Trust's assets if such assets mature prior to or on the date of redemption of AMPS or payment of a liability and are either securities issued or guaranteed by the United States Government or Deposit Securities, in both cases irrevocably deposited by the Trust for the payment of the amount needed to redeem AMPS subject to redemption or to satisfy any of (i)(B) through (i)(F). For Moody's and S&P, the Trust shall include as a liability an amount calculated semi-annually equal to 150% of the estimated cost of obtaining other insurance guaranteeing the timely payment of interest on a Moody's Eligible Asset or S&P Eligible Asset and principal thereof to maturity with respect to Moody's Eligible Assets and S&P Eligible Assets that
          (i) are covered by a Policy which provides the Trust with the option to obtain such other insurance and (ii) are discounted by a Moody's Discount Factor or an S&P Discount Factor determined, as the case may be, by reference to the insurance claims-paying ability rating of the issuer of such Policy.

                4.  The following definition is added to Section 1(a):

                "Fitch" means Fitch IBCA, Inc. or its successors.

                5.  The following definition is added to Section 1(a):

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

                "Inverse Floaters" means trust certificates or other instruments evidencing interests in one or more Pennsylvania Municipal Bonds that qualify as S&P Eligible Assets (and are not part of a private placement of Pennsylvania Municipal Bonds and satisfy the issues and original issue size or ratings requirements of clause (vi) of the definition of S&P Eligible Assets. The interest rates on which are adjusted at short term intervals on a basis that is inverse to the simultaneous readjustment of the interest rates on corresponding floating rate trust certificates or other instruments issued by the same issuer, provided that the ratio of the aggregate dollar amount of floating rate instruments to inverse floating rate instruments issued by the same issuer does not exceed one to one at their time of original issuance unless the floating rate instruments have only one reset remaining until maturity.

                6. The definition of "Moody's Discount Factor" in Section 1(a) is deleted in its entirety and replaced with the following:

                "Moody's Discount Factor" means, for purposes of determining the Discounted Value of any Pennsylvania Municipal Bond or Municipal Bond which constitutes a Moody's Eligible Asset, the percentage determined by reference to (a)(i) the rating by Moody's or S&P on such Bond or
          (ii) in the event the Moody's Eligible Asset is insured under a Policy and the terms of the Policy permit the Trust, at its option, to obtain other insurance guaranteeing the timely payment of interest on such Moody's Eligible Asset and principal thereof to maturity, the Moody's insurance claims-paying ability rating of the issuer of the Policy or
          (iii) in the event the Moody's Eligible Asset is insured under an insurance policy which guarantees the timely payment of interest on such Moody's Eligible Asset and principal thereof to maturity, the Moody's insurance claims-paying ability rating of the issuer of the insurance policy (provided that for purposes of clauses (ii) and (iii) if the insurance claims-paying ability of an issuer of a Policy or insurance policy is not rated by Moody's but is rated by S&P, such issuer shall be deemed to have a Moody's insurance claims-paying ability rating which is two full categories lower than the S&P insurance claims-paying ability rating) and (b) the Moody's Exposure Period, in accordance with the table set forth below:

                                                                          Rating Category
                                                            --------------------------------------------
           Moody's Exposure Period             Aaa*   Aa*    A*   Baa*   Other**   VMIG-1***   SP-1+***
           -----------------------             -----  ----  ----  -----  --------  ----------  ---------
7 weeks or less..............................   151%  159%  168%   202%      229%        136%       148%
8 weeks or less but
greater than seven weeks.....................   154   164   173    205       235         137        149
9 weeks or less but
greater than eight weeks.....................   158   169   179    209       242         138        150

---------------
*      Moody's rating.
**     Pennsylvania Municipal Bonds and Municipal Bonds not rated by Moody's but rated BBB or BBB+ by S&P.
***    Pennsylvania Municipal Bonds and Municipal Bonds rated MIG-1, VMIG-1 or
P-1 or, if not rated by Moody's, rated SP-1+ or A-1+ by S&P which do not mature or have a demand feature at par exercisable within the

Moody's Exposure Period and which do not have a long-term rating. For the purposes of the definition of Moody's Eligible Assets, these securities will have an assumed rating of "A" by Moody's.

          ; provided, however, in the event a Moody's Discount Factor applicable to a Moody's Eligible Asset is determined by reference to an insurance claims-paying ability rating in accordance with clause (a)(ii) or
          (a)(iii), such Moody's Discount Factor shall be increased by an amount equal to 50% of the difference between (a) the percentage set forth in the foregoing table under the applicable rating category and (b) the percentage set forth in the foregoing table under the rating category which is one category lower than the applicable rating category.

                Notwithstanding the foregoing, (i) a 102% Moody's Discount Factor will be applied to short-term Pennsylvania Municipal Bonds and short-term Municipal Bonds, so long as such Pennsylvania Municipal Bonds and Municipal Bonds are rated at least MIG-1, VMIG-1 or P-1 by Moody's and mature or have a demand feature at par exercisable within the Moody's Exposure Period, and the Moody's Discount Factor for such Bonds will be 125% if such Bonds are not rated by Moody's but are rated A-1+ or SP-1+ or AA by S&P and mature or have a demand feature at par exercisable within the Moody's Exposure Period, and (ii) no Moody's Discount Factor will be applied to cash or to Receivables for Pennsylvania Municipal Bonds or Municipal Bonds Sold. "Receivables for Pennsylvania Municipal Bonds or Municipal Bonds Sold," for purposes of calculating Moody's Eligible Assets as of any Valuation Date, means no more than the aggregate of the following: (i) the book value of receivables for Pennsylvania Municipal Bonds or Municipal Bonds sold as of or prior to such Valuation Date if such receivables are due within five Business Days of such Valuation Date, and if the trades which generated such receivables are (x) settled through clearing house firms with respect to which the Trust has received prior written authorization from Moody's or (y) with counterparties having a Moody's long-term debt rating of at least Baa3; and (ii) the Moody's Discounted Value of Pennsylvania Municipal Bonds or Municipal Bonds sold as of or prior to such Valuation Date which generated receivables, if such receivables are due within five Business Days of such Valuation Date but do not comply with either of conditions (x) or
          (y) of the preceding clause (i).

                7.  The following definition is added to Section 1(a):

                "Policy" means an insurance policy purchased by the Trust which guarantees the payment of principal and interest on specified Pennsylvania Municipal Bonds or Municipal Bonds during the period in which such Pennsylvania Municipal Bonds or Municipal Bonds are owned by the Trust; provided, however, that, as long as the AMPS are rated by Moody's and S&P, the Trust will not obtain any Policy unless Moody's and S&P advise the Trust in writing that the purchase of such Policy will not adversely affect their then-current rating on the AMPS.

                8. The definition of "S&P Discount Factor" in Section 1(a) is deleted in its entirety and replaced with the following:

                "S&P Discount Factor" means, for purposes of determining the Discounted Value of any Pennsylvania Municipal Bond which constitutes an S&P Eligible Asset, the percentage determined by reference to
          (a)(i) the rating by S&P, Moody's or Fitch on such Bond or (ii) in the event the Pennsylvania Municipal Bond is insured under a Policy and the terms of the Policy permit the Trust, at its option, to obtain other permanent insurance guaranteeing the timely payment of interest on such Pennsylvania Municipal Bond and principal thereof to maturity, the S&P insurance claims-paying ability rating of the issuer of the Policy or (iii) in the event the Pennsylvania Municipal Bond is insured under an insurance policy which guarantees the timely payment of interest on such Pennsylvania Municipal Bond and principal thereof to maturity, the S&P insurance claims-paying ability rating of the issuer of the insurance policy and (b) the S&P Exposure Period, in accordance with the tables set forth below:

          For Pennsylvania Municipal Bonds:
          ---------------------------------
                                                           Rating Category
                                                 ----------------------------------
          S&P Exposure Period                       AAA*    AA*      A*      BBB*
          -------------------                    ----------------------------------
          45 Business Days...................      210%     215%     230%    270%
          25 Business Days...................      190      195      210     250
          10 Business Days...................      175      180      195     235
          7  Business Days...................      170      175      190     230
          3  Business Days...................      150      155      170     210

          ______________
          *  S&P rating.


               Notwithstanding the foregoing, (i) the S&P Discount Factor for short-term Pennsylvania Municipal Bonds will be 115%, so long as such Pennsylvania Municipal Bonds are rated A-1+ or SP-1+ by S&P and mature or have a demand feature exercisable in 30 days or less, or 120% so long as such Pennsylvania Municipal Bonds are rated A-1 or SP-1 by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Pennsylvania Municipal Bonds are not rated by S&P but are rated VMIG-1, P-1 or MIG-1 by Moody's or F-1 + by Fitch; provided, however, such short-term Pennsylvania Municipal Bonds rated by Moody's or Fitch but not rated by S&P having a demand feature exercisable in 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution having a short-term rating of at least A-1+ from S&P; and further provided that such short-term Pennsylvania Municipal Bonds rated by Moody's or Fitch but not rated by S&P may comprise no more than 50% of short-term Pennsylvania Municipal Bonds that qualify as S&P Eligible Assets, (ii) the S&P Discount Factor for Receivables for Pennsylvania Municipal Bonds Sold that are due in more than five Business Days from such Valuation Date will be the S&P Discount Factor applicable to the Pennsylvania Municipal Bonds sold, and (iii) no S&P Discount Factor will be applied to cash or to Receivables for Pennsylvania Municipal Bonds Sold if such receivables are due within five Business Days of such Valuation Date. "Receivables for Pennsylvania Municipal Bonds Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for Pennsylvania Municipal Bonds sold as of or prior to such Valuation Date. The Trust may adopt S&P Discount Factors for Municipal Bonds other than Pennsylvania Municipal Bonds provided that S&P advises the Trust in writing that such action will not adversely affect its then current rating on the AMPS. For purposes of the foregoing, Anticipation Notes rated SP-1 or, if not rated by S&P, rated VMIG-1 by Moody's or F-1 + by Fitch, which do not mature or have a demand feature exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Pennsylvania Municipal Bonds.

                9. The definition of "S&P Eligible Asset" in Section 1(a) is deleted in its entirety and replaced with the following:

                "S&P Eligible Asset" means cash, Receivables for Pennsylvania Municipal Bonds Sold or a Pennsylvania Municipal Bond that (i) is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in United States Dollars; (iii) is publicly rated BBB or higher by S&P or, except in the case of Anticipation Notes that are grant anticipation notes or bond anticipation notes which must be rated by S&P to be included in S&P Eligible Assets, if not rated by S&P but rated by Moody's or Fitch, is rated at least A by Moody's or Fitch (provided that such Moody's-rated or Fitch-rated Pennsylvania Municipal Bonds will be included in S&P Eligible Assets only to the extent the Market Value of such Pennsylvania Municipal Bonds does not exceed 50% of the aggregate Market Value of the S&P Eligible Assets; and further provided that, for purposes of determining the S&P Discount Factor applicable to any such Moody's-rated or Fitch-rated Pennsylvania Municipal Bond, such Pennsylvania Municipal Bond will be deemed to have an S&P rating which is one full rating category lower than its Moody's rating or Fitch rating); (iv) is not subject to a covered call or covered put option written by the Trust; (v) except for Inverse Floaters, is not part of a private placement of Pennsylvania Municipal Bonds; and (vi) except for Inverse Floaters, is part of an issue of Pennsylvania Municipal Bonds with an original issue size of at least $10 million or, if of an issue with an original issue size below $10 million (but in no event below $5 million), is either (a) issued by an issuer with a total of at least $25 million of securities outstanding or (b) rated at least A by S&P with all such Pennsylvania Municipal Bonds not constituting more than 20% of the aggregate Market Value of S&P Eligible Assets. Notwithstanding the foregoing:

                (1) Pennsylvania Municipal Bonds of any one issuer or guarantor (excluding bond insurers) will be considered S&P Eligible Assets only to the extent the Market Value of such Pennsylvania Municipal Bonds does not exceed 10% of the aggregate Market Value of the S&P Eligible Assets, provided that 2% is added to the applicable S&P Discount Factor for every 1% by which the Market Value of such Pennsylvania Municipal Bonds exceeds 5% of the aggregate Market Value of the S&P Eligible Assets;

                (2) Pennsylvania Municipal Bonds of any one issue type category (as described below) will be considered S&P Eligible Assets only to the extent the Market Value of such Bonds does not exceed 25% of the aggregate Market Value of S&P Eligible Assets, except that Pennsylvania Municipal Bonds falling within the utility issue type category will be broken down into three sub-categories (as described below) and such Pennsylvania Municipal Bonds will be considered S&P Eligible Assets to the extent the Market Value of such Bonds in each such sub-category does not exceed 25% of the aggregate Market Value of S&P Eligible Assets and the Market Value of such Bonds in all three sub-categories combined does not exceed 60% of the aggregate Market Value of S&P Eligible Assets, except that Pennsylvania Municipal Bonds falling within the transportation issue type category will be broken down into two sub-categories (as described below) and such Pennsylvania Municipal Bonds will be considered S&P Eligible Assets to the extent the Market Value of such Bonds in both sub-categories combined (as described below) does not exceed 40% of the aggregate Market Value of S&P Eligible Assets and except that Pennsylvania Municipal Bonds falling within the general obligation issue type category will be considered S&P Eligible Assets to the extent the Market Value of such Bonds does not exceed 50% of the aggregate Market Value of S&P Eligible Assets. For purposes of the issue type category requirement described above, Pennsylvania Municipal Bonds will be classified within one of the following categories: health care issues, housing issues, educational facilities issues, student loan issues, transportation issues, industrial development bond issues, utility issues, general obligation issues, lease obligations, escrowed bonds and other issues not falling within one of the aforementioned categories. The general obligation issue type category includes any issuer that is directly or indirectly guaranteed by the Commonwealth of Pennsylvania or its political subdivisions. Utility issuers are included in the general obligation issue type category if the issuer is directly or indirectly guaranteed by the Commonwealth of Pennsylvania or its political subdivisions. For purposes of the issue type category requirement described above, Pennsylvania Municipal Bonds in the utility issue type category will be classified within one of the three following sub-categories: (i) electric, gas and combination issues (if the combination issue includes an electric issue), (ii) water and sewer utilities and combination issues (if the combination issue does not include an electric issue), and (iii) irrigation, resource recovery, solid waste and other utilities, provided that Pennsylvania Municipal Bonds included in this sub-category (iii) must be rated by S&P in order to be included in S&P Eligible Assets. For purposes of the issue type category requirement described above,

          Pennsylvania Municipal Bonds in the transportation issue type category will be classified within one of the two following sub-categories: (i) streets and highways, toll roads, bridges and tunnels, airports and multi-purpose port authorities (multiple revenue streams generated by toll roads, airports, real estate, bridges), (ii) mass transit, parking, seaports and others. Exposure to transportation sub-category
          (i) is limited to 25% of the aggregate Market Value of S&P Eligible Assets, provided, however, exposure to transportation sub-category (i) can exceed the 25% limit to the extent that exposure to transportation sub-category (ii) is reduced, for a total exposure up to and not exceeding 40% of the aggregate Market Value of S&P Eligible Assets for the transportation issue type category; and

                (3) Pennsylvania Municipal Bonds which are escrow bonds or defeased bonds may compose up to 100% of the aggregate Market Value of S&P Eligible Assets if such Bonds initially are assigned a rating by S&P in accordance with S&P's legal defeasance criteria or rerated by S&P as economic defeased escrow bonds and assigned an AAA rating. Pennsylvania Municipal Bonds may be rated as escrow bonds by another nationally recognized rating agency or rerated as an escrow bond and assigned the equivalent of an S&P AAA rating, provided that such equivalent rated Bonds are limited to 50% of the aggregate Market Value of S&P Eligible Assets and are deemed to have an AA S&P rating for purposes of determining the S&P Discount Factor applicable to such Pennsylvania Municipal Bonds. The limitations on Pennsylvania Municipal Bonds of any one issuer in clause (1) above are not applicable to escrow bonds, however, economically defeased bonds that are either initially rated or rerated by S&P or another nationally recognized rating agency and assigned the same rating level as the issuer of the Bonds will remain in its original issue type category set forth in clause (2) above. Pennsylvania Municipal Bonds that are legally defeased and secured by securities issued or guaranteed by the United States Government are not required to meet the minimum issuance size requirement set forth above.

                The Trust may include Municipal Bonds other than Pennsylvania Municipal Bonds as S&P Eligible Assets pursuant to guidelines and restrictions to be established by S&P provided that S&P advises the Trust in writing that such action will not adversely affect its then current rating on the AMPS.

                10. Section 1(b) is amended by adding the term "Inverse Floating" between the terms "Initial Margin" and "Market Value."

Deleted the ________ day of ________________, 2000




                              ______________________________
                              Alice A. Pelligrino
                              Secretary